Exhibit 3.4

DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)
Filed in the office of Dean Heller Secretary of State State of Nevada	Document Number 20060330699-68
Filing Date and Time 05/24/2006 4:15 AM
Entity Number C2590-2004

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Boomers’ Cultural Development Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Article I Name The name of the corporation is QUANTUM ENERGY INC.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 46,500,000 *

4. Effective date of filing (optional):	5/30/06
(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required):

*If any proposed amendment would alter or change any preference or any relative or other right give to any class or series of outstanding shares, then the amendment must be approved by the vote, in edition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to Include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretory of State AM 78.385 Amend 2003 Revised on 00/20/05

MINUTES OF A MEETING OF THE SHAREHOLDERS

OF

BOOMERS’ CULTURAL DEVELOPMENT, INC.

(the “Company’’)

The following resolutions were adopted by shareholder consent by a majority of the shareholders of the Company on May 18, 2006, said resolutions being as follows:

RESOLVED THAT:

1.	The Company changes its name from BOOMERS’ CULTURAL DEVELOPMENT, INC. to QUANTUM ENERGY INC.

2.	The number of shares of the corporation outstanding at the time of adoption of the foregoing was 46,500,000; and the number of shares entitled to vote thereon were the same.

3.	The number of share consenting to the action was 46,500,000. The shareholders consenting to the action represented a majority of the issued and outstanding shares.

Effective date: May 30, 2006

Bruce Ellsworth